Exhibit 99.1

September 20, 2019

IDACORP Announces Changes to Idaho Power’s Officer Team
Lisa Grow Named President of Idaho Power; Darrel Anderson to Remain Chief Executive Officer

BOISE, Idaho - IDACORP, Inc. (NYSE:IDA): The Board of Directors of Idaho Power Company (Idaho Power), the wholly-owned electric utility subsidiary of IDACORP, Inc., has approved a number of changes to Idaho Power’s executive team, including promoting Lisa A. Grow to President of Idaho Power, effective Oct. 1. Grow will continue to report to Darrel T. Anderson, who will remain Chief Executive Officer of Idaho Power and President and Chief Executive Officer of IDACORP, Inc.

“Lisa brings a tremendous level of leadership to this role and has a deep passion for our company. Her vast industry experience has been key during a time of unprecedented operational and financial success for Idaho Power and IDACORP,” Anderson said. “Lisa’s impact goes beyond our company, though. She serves on several boards for outside organizations, demonstrating her commitment to the communities we serve.”

Grow, a 32-year Idaho Power veteran, held several engineering positions within the company before moving into management. She was appointed Vice President of Delivery Engineering and Operations of Idaho Power in 2005, and became Vice President of Power Supply in 2009. In 2017, she was named the company’s Senior Vice President and Chief Operating Officer, where she contributed significantly to the operational and financial management of Idaho Power. Grow received her Bachelor of Science in Electrical Engineering from the University of Idaho and holds a Master of Business Administration degree from Boise State University.

“Developing and promoting an experienced leadership team is part of our long-term strategy to ensure our company is well positioned for a strong future,” Anderson said. “Lisa’s appointment, and all of the promotions approved by the Board, show our commitment to promoting employees from within company ranks.”

The Board of Directors also named Adam J. Richins Senior Vice President and Chief Operating Officer, effective Oct. 1. Richins joined the company in 2011 as Senior Counsel in the legal department. He was named General Manager of Customer Operations Engineering and Construction in 2014 and has served as Vice President of Customer Operations and Business Development since 2017. Richins has extensive experience in project management, change management, operations and litigation. Before joining Idaho Power, he worked as an engineer and project manager on large construction projects and as an attorney at Stoel Rives, LLP in Boise, Idaho.

Additionally, Vern Porter, Vice President of Transmission and Distribution Engineering and Construction and Chief Safety Officer, announced his retirement effective Jan. 1, 2020. Porter held several positions during his 30-year career with the company, including Vice President of Customer Operations, Vice President of Delivery Engineering and Construction, and General Manager of Power Production.

“These changes are reflections of the remarkable careers Lisa, Adam, and Vern have had at Idaho Power,” said Anderson. “I am confident Lisa and Adam, who bring great value as skilled and exceptional leaders, will continue to help our company excel. I also extend a sincere thank you to Vern for his years of exceptional service, and his unwavering commitment to safety.”

The Board of Directors also named four new Idaho Power vice presidents, effective Oct. 1:

•	Ryan N. Adelman, Vice President, Transmission & Distribution Engineering and Construction
Adelman will oversee all aspects of designing and constructing Idaho Power’s vast transmission and distribution systems. He started with Idaho Power in 2004 and has held numerous leadership positions. Adelman was the project manager for Idaho Power’s Langley Gulch Power Plant, commissioned in 2012. Most recently, Adelman served as the Regional Manager for Idaho Power’s southeast region, based in Twin Falls. Before coming to Idaho Power, Adelman worked as a licensed civil engineer in the state of Idaho. He has held leadership positions with the Southern Idaho Section of the American Society of Civil Engineers.

•	Sarah E. Griffin, Vice President, Human Resources
Griffin will oversee all aspects of Human Resources, including compensation, benefits, employee relations, diversity, talent and organizational development, employee engagement, and succession planning. She joined the company in 2007 as an HR professional, becoming HR Manager in 2012 and HR Director in 2015. Prior to Idaho Power, Griffin worked in various human resources roles at companies, including Boise Cascade and Delta Dental of Idaho. In February 2017, Idaho Governor Butch Otter appointed Griffin to the Idaho Personnel Commission. She also serves on various councils promoting workforce development and a diverse talent pipeline in Idaho.

•	Bo Hanchey, Vice President, Customer Operations and Chief Safety Officer
Hanchey will oversee teams dedicated to customer satisfaction as well as operational construction and maintenance at Idaho Power. He will also be responsible for leading one of the most important aspects of Idaho Power-our commitment to safety for the employees and communities the company serves. Throughout his 22 years with Idaho Power, Hanchey has gained extensive experience, including serving as a materials handler, apprentice lineman, lineman, foreman, field services leader, area manager, regional operations manager, regional manager and customer service senior manager.

•	Debra Leithauser, Vice President, Corporate Services and Communications
Leithauser will oversee supply chain, corporate real estate and facilities in her new role, as well as retain oversight of corporate communications. Leithauser started her career at Idaho Power as Director of Corporate Communications in 2017. Before joining Idaho Power, Leithauser was President and Publisher of the Idaho Statesman, overseeing all news, advertising, distribution, production, and financial matters. She was previously president of two other media companies after working as a journalist for almost a decade at The Washington Post.
“These executive changes situate us well for the future, from both an organizational and leadership perspective,” Anderson said. “These talented individuals will help keep our company well positioned to continue to grow amid a changing energy industry.”

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its generation portfolio, Idaho Power’s more than 560,000 residential, business, and agricultural customers pay some of the nation’s lowest prices for electricity. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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